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                                            WITHDRAWAL CHARGE WAIVER ENDORSEMENT

The following provisions are hereby added to the Withdrawal Provisions of the Contract to which this Endorsement is attached. This Endorsement is part of, and subject to, the other terms and conditions of the Contract.

SPECIFICATIONS

BENEFIT ELIGIBILITY DATE:   The later of [12] months after the Contract Date for
                            an Owner at issue or [12] months after any change of Owner with respect to the new Owner.

WAITING PERIOD:             [90] days

DEFINITIONS

The following definitions are added:

ELIGIBLE MEDICAL CARE       A licensed Nursing Home or Hospital providing
FACILITY                    Medically Necessary inpatient care that is
                            prescribed in writing by a licensed Physician and is based on physical limitations which require daily living in an institutional setting.

NURSING HOME                A facility which:

                            a)   is located in the United States or its
                                 territories; and

                            b)   is licensed as a Nursing Home by the
                                 jurisdiction in which it is located; and

                            c) provides custodial care under the supervision of a registered nurse (R.N.).

HOSPITAL                    A facility which:

                            a)   Is located in the United States or its
                                 territories; and

                            b) is licensed as a Hospital by the jurisdiction in which it is located;

                            c)   is supervised by a staff of licensed
                                 physicians;

                            d) provides nursing services 24 hours a day by, or under the supervision of, a registered nurse (R.N.);

                            e) operates primarily for the care and treatment of sick or injured persons as inpatients for a charge; and

                            f) has access to medical, diagnostic and major surgical facilities.

MEDICALLY NECESSARY         Appropriate and consistent with the diagnosis in
                            accord with accepted standards of practice, and which could not have been omitted without adversely affecting the person's condition.

PHYSICIAN                   A person other than you, the Annuitant(s) or a
                            member of your or the Annuitant's families, who is a licensed medical doctor (M.D.) or a licensed doctor of osteopathy (D.O.), practicing within the scope of that license.

PROOF OF CONFINEMENT        A letter signed by an eligible Physician containing;

                            a)   the dates the Owner or Co-owner was confined;
                                 and

                            b) the name and location of the Eligible Medical Care Facility; and

                            c) a statement that the confinement was Medically Necessary in the judgment of the Physician; and,

                            d) if released, the date the Owner or Co-Owner was released from an Eligible Medical Care Facility.

WAITING PERIOD              The period of confinement in an Eligible Medical
                            Care Facility that must elapse before Withdrawal
                            Charges are waived under this Endorsement. This period is measured from the date confinement began or the Benefit Eligibility Date, if later. A new
                            Waiting Period will not be required for a subsequent confinement due to the same cause as the previous confinement unless the new confinement occurs at least 30 days after the previous confinement.

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WITHDRAWAL CHARGE WAIVER

We will waive any applicable Withdrawal Charge for a Partial Withdrawal or Total Withdrawal made after the Benefit Eligibility Date and prior to the Maturity Date (or Annuity Commencement Date, if earlier) if;

a) the Owner or Co-owner has been confined to an Eligible Medical Care Facility for the entire duration of the Waiting Period; (The Waiver does not apply to the confinement of any Annuitant, unless the Owner is a Non-Natural Person.)

b)   confinement began after the Contract Date or after the change of Owner; and

c)   confinement was prescribed by an eligible Physician; and

d)   confinement was Medically Necessary in the judgment of the Physician; and

e) both the Owner and the Annuitant are alive as of the date We pay the proceeds of such a Partial or Total Withdrawal.

You may incur tax liabilities or IRS penalties as a result of taking a withdrawal, irrespective of the benefits provided by this Endorsement. You are solely responsible for all such liabilities and penalties.

BENEFIT PROCEDURE

A Written Request for a withdrawal and Proof of Confinement may be submitted to us during confinement, but not later than 90 days after confinement ends unless it was not reasonably possible to provide proof within this time period and proof is provided as soon as possible. In no event, except in the absence of legal capacity shall the required proof be provided later than one year after proof is otherwise required. If we approve your request for waiver of Withdrawal Charge, the withdrawal will be calculated on the date we receive Written Request and Proof of Confinement.

IF YOUR REQUEST FOR WAIVER OF WITHDRAWAL CHARGE IS DENIED, THE WITHDRAWAL WILL NOT BE CALCULATED NOR PROCESSED UNTIL YOU NOTIFY US TO PROCEED WITH THE WITHDRAWAL SUBJECT TO THE APPLICABLE WITHDRAWAL CHARGE.

TERMINATION

This Endorsement will terminate upon the earliest of:

a)   the date the Contract terminates, or

b)   the Maturity Date, or Annuity Commencement Date, if earlier, or

c)   the date the Contract is assigned, unless

     (i) the Contract is assigned to a guardian, a custodian or a trust established for the sole benefit of the previous Owner; or

     (ii) the assignment is for purposes of a tax qualified exchange.

Such termination will not prejudice the waiver of any withdrawal charge applicable while this Endorsement was in force.

JOHN HANCOCK LIFE INSURANCE COMPANY (U.S.A.)


[/s/ Emannel Alves]
Secretary

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